Exhibit 10.1

Execution Version

ROYAL BANK OF CANADA 200 Vesey Street New York, New York 10281	BARCLAYS BANK PLC 745 Seventh Avenue New York, New York 10019

PERSONAL AND CONFIDENTIAL

September 24, 2018

Victory Capital Holdings, Inc.

4900 Tiedeman Road, 4th Floor
Brooklyn, Ohio 44144

Attention:                      Terence Sullivan

Chief Financial Officer

Project Patriot

Amended & Restated Commitment Letter

Ladies and Gentlemen:

You have informed Royal Bank of Canada (“Royal Bank”), RBC Capital Markets* (“RBCCM” and, together with Royal Bank, “RBC”) and Barclays Bank PLC (“Barclays” and, together with RBC, the “Commitment Parties,” “we” or “us”) that Victory Capital Holdings, Inc. (the “Borrower”) intends to, directly or indirectly, acquire (the “Acquisition”) 100% of the outstanding equity interests of an entity previously identified to us as “Patriot” (the “Target”), from the current equity-holders thereof (collectively, the “Sellers”).  Reference is made to that certain Credit Agreement, dated as of February 12, 2018, by and among the Borrower, Royal Bank, as administrative agent (the “Administrative Agent”), the lenders party thereto (the “Existing Lenders”) and the other parties thereto (as amended, restated, supplemented or otherwise modified from time to time prior to the date hereof, the “Existing Credit Agreement”; the existing Term Facility thereunder, the “Existing Term Loan Facility”).  Capitalized terms used without definition in this letter (together with the annexes hereto, this “Amended & Restated Commitment Letter”) have the meanings given to them in the annexes hereto or the Existing Credit Agreement, as applicable.  This Amended & Restated Commitment Letter amends and restates and supersedes in its entirety that certain commitment letter (the “Original Commitment Letter”) dated September 21, 2018 (the “Original Commitment Letter Date”), among Royal Bank, RBCCM and you, and such Original Commitment Letter shall be of no further force and effect.

You have also informed us that (i) the Acquisition, (ii) the Refinancing (as defined in Annex B) and (iii) the payment of fees and expenses in connection with the foregoing will be financed in part with a $265.0 million senior secured incremental first lien term loan B facility (the “Incremental Term Loan Facility”) having the terms set forth on Annex A (the “Incremental Term Loan Term Sheet”).  The Acquisition, the Refinancing, the initial borrowings under the Incremental Term Loan Facility, the payment of fees and expenses in connection with the foregoing, and all related transactions are referred to herein as the “Transactions.”

* RBC Capital Markets is a brand name for the capital markets activities of Royal Bank of Canada and its affiliates.

1.                                      Commitments; Titles and Roles.

Based upon the foregoing, each of Royal Bank and Barclays (in such capacities, the “Initial Lenders”) hereby severally, and not jointly, commits to provide to the Borrower 50% and 50%, respectively, of the Incremental Term Loan Facility upon the principal terms set forth or referred to herein, in the Fee Letter and in the Incremental Term Loan Term Sheet, and otherwise on terms identical to the terms applicable to the Existing Term Loans set forth in the Existing Credit Agreement; it being understood and agreed that the only conditions precedent to such commitment are the conditions expressly set forth on Annex B hereto.

We are pleased to confirm the arrangements pursuant to which each of RBCCM and Barclays is authorized by you to act, and each of RBCCM and Barclays is pleased to confirm its agreement to act, as joint lead arrangers and joint bookrunners (in such capacities, the “Lead Arrangers”) in connection with the Incremental Term Loan Facility.

Our fees for our commitment and for services related to the Incremental Term Loan Facility are set forth in a separate Fee Letter entered into by you, Royal Bank, RBCCM and Barclays on the date hereof (the “Fee Letter”).

It is agreed that (i) RBCCM shall have “left side” designation and shall appear on the top left, and (ii) Barclays shall have “right side” designation and shall appear on the top right, in each case, of the Confidential Information Memorandum (as defined below), the Lender Presentation (as defined below) and all other information or marketing materials in respect of the Incremental Term Loan Facility.  At any time within 10 days after the date of this Commitment Letter additional agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers (any such agent, agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager, an “Additional Commitment Party” and, together with us, the “Commitment Parties”) may be appointed or additional titles conferred in respect of the Incremental Term Loan Facility in a manner and with economics determined by the Lead Arrangers in consultation with you and reasonably acceptable to you (it being understood and agreed that, (i) to the extent you appoint Additional Commitment Parties or confer other titles in respect of the Incremental Term Loan Facility, the commitments of each Initial Lender in respect of the Incremental Term Loan Facility will be reduced on a pro rata basis by the amount of the commitments of such appointed entities upon the execution by such financial institution of customary joinder documentation in a form reasonably satisfactory to you and (ii) no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager shall be entitled to greater economics in respect of the Incremental Term Loan Facility than any Initial Lender and no more than 20% in the aggregate of the commitments for the aggregate Incremental Term Loan Facility may be provided by all such agents, co-agents, arrangers, co-arrangers, bookrunners, co-bookrunners, managers or co-managers).  You agree that, subject to the foregoing sentence, no other agent, co-agent, arranger, co-arranger, bookrunner, co-bookrunner, manager or co-manager will be appointed, no other titles will be awarded and no compensation (other than that expressly contemplated by this Amended & Restated Commitment Letter and the Fee Letter referred to below and other than in connection with any additional appointments referred to above) will be paid in connection with the Incremental Term Loan Facility unless you and we shall so agree.

2.                                      Conditions Precedent.

The Commitment Parties’ commitments and agreements hereunder are subject only to the conditions precedent listed on Annex B attached to this Amended & Restated Commitment Letter.

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Notwithstanding anything in this Amended & Restated Commitment Letter, the Fee Letter or any other letter agreements or other undertakings concerning the financing of the Acquisition to the contrary, (a) the only representations the accuracy of which will be a condition to the availability of the Incremental Term Loan Facility on the Closing Date will be (i) the representations made by or with respect to the Target in the Acquisition Agreement as are material to the interests of the Lenders and the Lead Arrangers (but only to the extent that the Borrower or its affiliates have the right not to consummate the Acquisition, or to terminate their obligations (or otherwise do not have an obligation to close), under the Acquisition Agreement as a result of a failure of such representations in the Acquisition Agreement to be true and correct) (such representations and warranties, the “Specified Acquisition Agreement Representations”) and (ii) the Specified Representations (as defined below), and (b) the terms of the Facility Documents (as defined below) for the Incremental Term Loan Facility will be such that they do not impair the availability of the Incremental Term Loan Facility on the Closing Date if the conditions set forth in Annex B hereto are satisfied (it being understood that to the extent any security interest in the intended collateral (other than any collateral the security interest in which may be perfected by the filing of a UCC financing statement or the delivery of stock certificates of the Target and its material domestic subsidiaries; provided that any such stock certificates of the Target and its material domestic subsidiaries will be required to be delivered on the Closing Date only to the extent received from the Seller after you have used commercially reasonable efforts to cause the Seller to deliver them to you on the Closing Date) is not perfected on the Closing Date after your use of commercially reasonable efforts to do so, the perfection of such security interest(s) will not constitute a condition precedent to the availability of the Incremental Term Loan Facility on the Closing Date but such security interest(s) will be required to be perfected after the Closing Date pursuant to the requirements of Section 5.11 of the Existing Credit Agreement.  As used herein, “Specified Representations” means the representations in the Existing Credit Agreement, as applicable to the Borrower and the Guarantors (as defined in Annex A), relating to incorporation or formation; organizational power and authority to enter into the Facility Documents relating to the Incremental Term Loan Facility; due authorization, execution, delivery and enforceability of such Facility Documents; solvency on a consolidated basis as of the Closing Date after giving pro forma effect to the transactions occurring on the Closing Date and consistent with the solvency certificate in Exhibit M to the Existing Credit Agreement; no conflicts of the Facility Documents with the charter documents; Federal Reserve margin regulations; the Investment Company Act; the PATRIOT Act; use of proceeds not violating FCPA, OFAC and other anti-terrorism laws; and, subject to the limitations on perfection of security interests set forth in the preceding sentence, the creation, validity and perfection of the security interests granted in the proposed collateral.  This paragraph, and the provisions herein, shall be referred to as the “Limited Conditionality Provisions.”

The Incremental Term Loan Facility shall be documented as an amendment to the Existing Credit Agreement, as well as, to the extent necessary, other documents related thereto including, without limitation, the Loan Documents (as defined in the Existing Credit Agreement) and other definitive documents (collectively, the “Facility Documents”), which shall effect only those changes to the Existing Credit Agreement and related Loan Documents set forth in Annex A hereto (subject to the “market flex” provisions of the Fee Letter) and such other ministerial changes as are necessary to cause the Incremental Term Loan Facility to be incorporated into the Existing Credit Agreement.

3.                                      Syndication

The Lead Arrangers intend, and reserve the right, to syndicate the Incremental Term Loan Facility to a group of banks, financial institutions and other institutional lenders identified by the Lead Arrangers in consultation with you and subject to your consent (such consent not to be unreasonably withheld or delayed) (collectively, the “Lenders”); provided that the Lead Arrangers agree not to syndicate to any Disqualified Institution.  No Disqualified Institution may become a Lender or have any commitment or right (including a participation right in respect of the Incremental Term Loan Facility) with respect to any

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loan or other extension of credit under the Incremental Term Loan Facility without the written consent of the Borrower.  You acknowledge and agree that the commencement of syndication shall occur in the discretion of the Lead Arrangers.  The Lead Arrangers will lead the syndication, including determining the timing of all offers to potential Lenders, any title of agent or similar designations or roles awarded to any Lender and the acceptance of commitments, the amounts offered and the compensation provided to each Lender from the amounts to be paid to the Lead Arrangers pursuant to the terms of this Amended & Restated Commitment Letter and the Fee Letter.  The Lead Arrangers will determine the final commitment allocations and will notify you of such determinations.  You agree to use all commercially reasonable efforts to ensure that the Lead Arrangers’ syndication efforts benefit from the existing lending relationships of the Borrower and the Target and their respective subsidiaries.  To facilitate an orderly and successful syndication of the Incremental Term Loan Facility, you agree that, until the later of (A) the Closing Date and (B) the earlier of (i) 60 days after the Closing Date and (ii) a Successful Syndication (as defined in the Fee Letter) (such date, the “Syndication Date”), you will not, and you will use commercially reasonable efforts to ensure that the Target does not, syndicate or issue, attempt to syndicate or issue, or announce the syndication or issuance of, any debt facility or any debt security of the Borrower or the Target or any of their respective subsidiaries (other than the Incremental Term Loan Facility, indebtedness permitted pursuant to the Acquisition Agreement, borrowings under the Existing Credit Agreement and other existing lines of credit in the ordinary course of business), without the prior written consent of the Lead Arrangers.  For the avoidance of doubt, nothing in this Section 3 shall entitle any Initial Lender to reduce its commitment under this Amended & Restated Commitment Letter in the event the Lead Arrangers are unable to syndicate the Incremental Term Loan Facility.  Notwithstanding the Lead Arrangers’ right to syndicate the Incremental Term Loan Facility and receive commitments with respect thereto, except in connection with an assignment to an Additional Commitment Party pursuant to the second paragraph under Section 1 above, unless otherwise agreed to by you, (x) the Commitment Parties shall not be relieved or released from their obligations hereunder (including the Commitment Parties’ obligation to fund the Incremental Term Loan Facility on the Closing Date) in connection with any syndication, assignment or participation in the Incremental Term Loan Facility until the initial funding of the Incremental Term Loan Facility on the Closing Date and (y) unless you and we agree in writing, the Lead Arrangers shall retain exclusive control over all rights and obligations with respect to the Incremental Term Loan Facility, including all rights with respect to consents, modifications, supplements, waivers and amendments, until the Closing Date has occurred.  Without limiting your obligations to assist with the syndication efforts as set forth herein, it is understood and agreed that the commitments hereunder are not conditioned upon the syndication of, or receipt of commitments in respect of, the Incremental Term Loan Facility and in no event shall the commencement or successful completion of the syndication of the Incremental Term Loan Facility constitute a condition to the availability and initial funding of the Incremental Term Loan Facility on the Closing Date.

You agree to cooperate with the Lead Arrangers, and agree to use commercially reasonable efforts to cause the Target to cooperate with the Lead Arrangers, in connection with the syndication of the Incremental Term Loan Facility, including, without limitation, (i) your assistance in the preparation of one or more information packages for the Incremental Term Loan Facility regarding the business, operations, financial projections and prospects of the Borrower and the Target (collectively, the “Confidential Information Memorandum”) including, without limitation, information relating to the transactions contemplated hereunder prepared by or on behalf of you or the Target deemed reasonably necessary by the Lead Arrangers to complete the syndication of the Incremental Term Loan Facility (including, without limitation, any quality of earnings report prepared in connection with the Transactions, which you shall use commercially reasonable efforts to make available to Lenders who agree to a customary non-disclosure and non-reliance letter with the preparer of such report), (ii) your delivery of customary financial projections of the Borrower and the Target for use in the Confidential Information Memorandum, (iii) your using commercially reasonably efforts to obtain (or re-confirm, if applicable), prior to the commencement of the Marketing Period (as defined in Annex B), (a) a public

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corporate family rating from Moody’s Investor Services, Inc. (“Moody’s”), (b) a public corporate credit rating from Standard & Poor’s Financial Services LLC, a subsidiary of S&P Global Inc. (“S&P”) and (c) a public credit rating for the Incremental Term Loan Facility from each of Moody’s and S&P (it being understood that in no event shall any specific rating be required nor shall obtaining any such rating be a condition to the Commitment Parties’ commitments hereunder or the funding of the Incremental Term Loan Facility on the Closing Date) and (iv) your presentation of one or more customary information packages for the Incremental Term Loan Facility reasonably acceptable in format and content to the Lead Arrangers (collectively, the “Lender Presentation”) in meetings and other communications with prospective Lenders or agents in connection with the syndication of the Incremental Term Loan Facility (including, without limitation, direct contact between senior management and representatives, with appropriate seniority and expertise, of the Borrower (and your using commercially reasonable efforts to cause direct contact between senior management and representatives of the Target) with prospective Lenders and participation of such persons in meetings) (such initial meeting with prospective Lenders, the “Bank Meeting”).  In connection with the preparation of any such Confidential Information Memorandum and Lender Presentation, you agree to provide the Lead Arrangers, upon request, with all information, documentation or materials reasonably requested to be delivered to the Lead Arrangers in connection therewith (collectively, the “Information”).  You agree that Information regarding the Incremental Term Loan Facility and Information provided by you, the Target or your or their respective representatives to the Lead Arrangers in connection with the Incremental Term Loan Facility (including, without limitation, the Confidential Information Memorandum, the Lender Presentation and draft, and execution copies of the Loan Documents) may be disseminated to potential Lenders and other persons through one or more internet sites (including an IntraLinks, SyndTrak or other electronic workspace (the “Platform”)) created for purposes of syndicating the Incremental Term Loan Facility or otherwise, in accordance with the Lead Arrangers’ standard syndication practices, and you acknowledge that neither the Lead Arrangers nor any of their affiliates will be responsible or liable to you or any other person or entity for damages arising from the use by others of any Information or other materials obtained on the Platform.

It is understood that in connection with your assistance described above, you will provide, and cause all other applicable persons to provide, customary authorization letters to the Lead Arrangers authorizing the distribution of the Information to prospective Lenders.  The Borrower acknowledges that certain of the Lenders may be “public side” Lenders (i.e. Lenders that do not wish to receive Private-Side Information (as defined below)) (each, a “Public Lender”; and Lenders who are not Public Lenders being referred to herein as “Private Lenders”).  At the reasonable request of the Lead Arrangers, the Borrower agrees to assist in the preparation of an additional version of the Confidential Information Memorandum and the Lender Presentation to be used by Public Lenders containing a representation that such Information does not contain Private-Side Information.  “Public-Side Information” means information that is either (x) of a type that would be made publicly available if the Borrower, the Target or any of their respective subsidiaries were issuing securities pursuant to a public offering or (y) not material non-public information (for purposes of United States federal, state or other applicable securities laws); and “Private-Side Information” means any information that is not Public-Side Information.  In addition, the Borrower will clearly designate as Public-Side Information all Information provided to the Lead Arrangers by or on behalf of the Borrower or the Target which contains exclusively Public-Side Information.  The Borrower acknowledges and agrees that the following documents may be distributed to all Lenders (including Public Lenders): (a) drafts and final versions of the Loan Documents; (b) term sheets and notification of changes in the terms of the Incremental Term Loan Facility and (c) administrative materials prepared by the Lead Arrangers for prospective Lenders (such as a lender meeting invitation, allocations and funding and closing memoranda).

With your consent (not to be unreasonably withheld), at the Commitment Parties’ own expense, the Commitment Parties may place advertisements in financial and other newspapers and periodicals or on a

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home page or similar place for dissemination of information on the Internet or worldwide web as the Commitment Parties may choose, and circulate similar promotional materials, after the closing of the transactions in the form of a “tombstone”, “case study” or otherwise, containing information customarily included in such advertisements and materials, including (i) the names of the Borrower and its affiliates (or any of them), (ii) the Commitment Parties and their affiliates’ titles and roles in connection with the transactions, and (iii) the amount, type and closing date of such transactions.

4.                                      Information.

You represent and covenant that (i) all written Information (other than financial projections, estimates, forecasts, forward-looking information and information of a general economic or industry-specific nature) provided directly or indirectly by you to the Commitment Parties or the Lenders in connection with the transactions contemplated hereunder, when taken as a whole, is and will be complete and correct in all material respects and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading in light of the circumstances under which such statements are made (giving effect to all supplements and updates thereto) (it being understood that, with respect to the Target, its subsidiaries and its representatives, such representations are made to the best of your knowledge) and (ii) the financial projections that have been or will be made available to the Commitment Parties or the Lenders by or on behalf of you have been and will be prepared in good faith based upon assumptions that are believed by the preparer thereof to be reasonable at the time such financial projections are furnished to the Commitment Parties or the Lenders, it being understood and agreed that financial projections are not a guarantee of financial performance and actual results may differ from financial projections and such differences may be material.  You agree that if at any time prior to the Syndication Date you become aware that any of the representations in the preceding sentence would be incorrect in any material respect if the Information and financial projections were being furnished, and such representations were being made, at such time, then you will promptly supplement, or cause to be supplemented, the Information and financial projections so that such representations will be correct in all material respects under those circumstances.  In arranging and syndicating the Incremental Term Loan Facility, the Commitment Parties will be entitled to use and rely on the Information and the financial projections without responsibility for independent verification thereof.  We will have no obligation to conduct any independent evaluation or appraisal of the assets or liabilities of you, any of your subsidiaries, the Target or any other party or to advise or opine on any related solvency issues.

5.                                      Indemnification and Related Matters.

In connection with arrangements such as this, it is our firm’s policy to receive indemnification.  You agree to indemnify and hold harmless each of the Commitment Parties and each Related Party thereof in accordance with Section 9.03(b) of the Existing Credit Agreement (as if an Indemnitee thereunder).

In addition, if the Acquisition is consummated and the Incremental Term Loan Facility is funded, you agree to reimburse us periodically for our reasonable and documented out-of-pocket fees and expenses (but limited, in the case of legal fees and expenses, to the actual reasonable and documented out-of-pocket fees, disbursements and other charges of one firm of outside counsel and, if reasonably necessary, of one local counsel in any relevant jurisdiction) incurred in connection with the Incremental Term Loan Facility (including the syndication thereof), this Amended & Restated Commitment Letter or the Fee Letter.

6.                                      Assignments.

This Amended & Restated Commitment Letter may not be assigned by any party hereto (except by the Commitment Parties as set forth below) without the prior written consent of each other party hereto (and

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any purported assignment without such consent will be null and void), is intended to be solely for the benefit of the Commitment Parties and the other parties hereto and is not intended to confer any benefits upon, or create any rights in favor of, any person other than the parties hereto.  Any Commitment Party may assign its commitments and agreements hereunder, in whole or in part, to any of its affiliates and, as provided above, to any Additional Commitment Party prior to the Closing Date.  Any assignment by a Commitment Party to any person (other than any Additional Commitment Party) made prior to the initial funding under the Incremental Term Loan Facility will not relieve such Commitment Party of its obligations set forth herein to fund that portion of the commitments so assigned to the extent such assignee fails to fund the portion of the commitment assigned to it on the Closing Date notwithstanding the satisfaction of the conditions of such funding set forth herein.  None of this Amended & Restated Commitment Letter or the Fee Letter may be amended or any term or provision hereof or thereof waived or otherwise modified except by an instrument in writing signed by each of the parties hereto or thereto, as applicable, and any term or provision hereof or thereof may be amended or waived only by a written agreement executed and delivered by all parties hereto or thereto.

7.                                      Confidentiality.

Please note that this Amended & Restated Commitment Letter and the Fee Letter and any written communications provided by, or oral discussions with, the Commitment Parties in connection with this arrangement are exclusively for your information and may not be disclosed by you to any third party or circulated or referred to publicly without the prior written consent of the Commitment Parties except, after providing written notice to the Commitment Parties to the extent you are permitted to do so under applicable law, pursuant to a subpoena or order issued by a court of competent jurisdiction or by a judicial, administrative or legislative body or committee; provided that the Commitment Parties hereby consent to your disclosure of (i) this Amended & Restated Commitment Letter, the Fee Letter, and such communications and discussions to your officers, directors, employees, affiliates, controlling persons, members, partners, attorneys, accountants, representatives, agents and advisors who are directly involved in the consideration of the Incremental Term Loan Facility and who have been informed by you of the confidential nature of such advice and this Amended & Restated Commitment Letter and the Fee Letter and who have agreed to treat such information confidentially, (ii) this Amended & Restated Commitment Letter, the Fee Letter or the information contained herein or therein to the Target and the Seller to the extent you notify such persons of their obligations to keep such material confidential, and to the Target’s and the Seller’s respective officers, directors, employees, affiliates, controlling persons, members, partners, attorneys, accountants, representatives, agents and advisors who are directly involved in the consideration of the Incremental Term Loan Facility to the extent such persons agree to hold the same in confidence (provided that any such disclosure of the Fee Letter or its terms or substance shall be redacted in a manner reasonably satisfactory to the Commitment Parties), (iii) this Amended & Restated Commitment Letter and the Fee Letter as required by applicable law or compulsory legal process or as requested by a governmental authority (in which case you agree, to the extent you are permitted to do so under applicable law, to inform the Commitment Parties promptly thereof), (iv) following the Closing Date, the existence of this Amended & Restated Commitment Letter and information about the Incremental Term Loan Facility to market data collectors, similar services providers to the lending industry, and service providers to the Commitment Parties and the Lenders in connection with the administration and management of the Incremental Term Loan Facility and (v) the information contained in Annex A to Moody’s and S&P; provided that such information is supplied to Moody’s and S&P only on a confidential basis after consultation with the Commitment Parties.

Each Commitment Party agrees that it will treat as confidential, and use only for purposes of the transactions contemplated hereby, all information provided to it hereunder by or on behalf of you, the Target or any of your or their respective subsidiaries or affiliates; provided, however, that nothing herein will prevent the Commitment Parties or any of the Commitment Parties’ respective affiliates from

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disclosing, or using, any such information (a) pursuant to the order of any court or administrative agency or in any pending legal or administrative proceeding, or otherwise as required by applicable law or compulsory legal process (in which case such person agrees to inform you promptly thereof to the extent not prohibited by law), (b) upon the request or demand of any regulatory authority purporting to have jurisdiction over such person or any of its affiliates (in which case, other than in the case of regulatory examinations, such person agrees to inform you promptly thereof to the extent not prohibited by law), (c) to the extent that such information is publicly available or becomes publicly available other than by reason of disclosure by such Commitment Party or any of the persons described in clause (d) of this sentence in breach of this Amended & Restated Commitment Letter, (d) to such person’s affiliates and their respective officers, directors, partners, members, employees, legal counsel, independent auditors and other experts or agents who need to know such information and on a confidential basis, (e) to potential and prospective Lenders, participants and any direct or indirect contractual counterparties to any swap or derivative transaction relating to the Borrower, any Guarantor or their respective obligations under the Incremental Term Loan Facility, in each case, who are advised of the confidential nature of such information, (f) to Moody’s and S&P and other rating agencies or to market data collectors as determined by the Commitment Parties; provided that such information is limited to Annex A and is supplied only on a confidential basis, (g) received by such person on a non-confidential basis from a source (other than you, the Target or any of your or their affiliates, advisors, members, directors, employees, agents or other representatives) not known by such person to be prohibited from disclosing such information to such person by a legal, contractual or fiduciary obligation, (h) to the extent that such information was already in such Commitment Party’s possession or is independently developed by such Commitment Party, without use of information otherwise subject hereto or (i) for purposes of establishing a “due diligence” defense; provided that (x) the disclosure of any such information to any potential or prospective Lenders or participants referred to in clause (e) above shall be made subject to the acknowledgment and acceptance by such prospective Lender or participant that such information is being disseminated on a confidential basis (on substantially similar terms set forth in this paragraph or as is otherwise reasonably acceptable to you and the Commitment Parties, including, without limitation, as agreed in any marketing materials) in accordance with the standard syndication processes of the Lead Arrangers or in respect of marketing materials and related written materials distributed through the Platform, shall in any event require “click through” or other affirmative actions on the part of the recipient to access such information and (y) no such disclosure shall be made by the Commitment Parties to any Disqualified Institution.  Each Commitment Party’s obligations under this provision shall remain in effect until the earlier of (i) one year from the Original Commitment Letter Date and (ii) the date the definitive Loan Documents are entered into by such Commitment Party, at which time any confidentiality undertaking in the definitive Loan Documents shall supersede this provision.

8.                                      Absence of Fiduciary Relationship; Affiliates; Etc.

As you know, each Commitment Party (together with their respective affiliates, the “Investment Banks”) is a full service financial institution engaged, either directly or through its affiliates, in a broad array of activities, including commercial and investment banking, financial advisory, market making and trading, investment management (both public and private investing), investment research, principal investment, financial planning, benefits counseling, risk management, hedging, financing, brokerage and other financial and non-financial activities and services globally.  In the ordinary course of its various business activities, each Investment Bank, and funds or other entities in which each Investment Bank invests or with which they co-invest, may at any time purchase, sell, hold or vote long or short positions and investments in securities, derivatives, loans, commodities, currencies, credit default swaps and other financial instruments for its own account and for the accounts of its customers.  In addition, each Investment Bank may at any time communicate independent recommendations and/or publish or express independent research views in respect of such assets, securities or instruments.  Any of the aforementioned activities may involve or relate to assets, securities and/or instruments of the Borrower,

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the Target and/or other entities and persons which may (i) be involved in transactions arising from or relating to the arrangement contemplated by this Amended & Restated Commitment Letter or (ii) have other relationships with you, the Target or your or its affiliates.  In addition, each Investment Bank may provide investment banking, commercial banking, underwriting and financial advisory services to such other entities and persons.  The arrangement contemplated by this Amended & Restated Commitment Letter may have a direct or indirect impact on the investments, securities or instruments referred to in this paragraph, and employees working on the financing contemplated hereby may have been involved in originating certain of such investments and those employees may receive credit internally therefor.  Although an Investment Bank in the course of such other activities and relationships may acquire information about the transaction contemplated by this Amended & Restated Commitment Letter or other entities and persons which may be the subject of the financing contemplated by this Amended & Restated Commitment Letter, no Investment Bank shall have any obligation to disclose such information, or the fact that such Investment Bank is in possession of such information, to you or to use such information on your behalf.

Consistent with the Investment Banks’ policies to hold in confidence the affairs of its customers, no Investment Bank will furnish confidential information obtained from you by virtue of the transactions contemplated by this Amended & Restated Commitment Letter to any of its other customers.  Furthermore, you acknowledge that no Investment Bank or any of their respective affiliates has an obligation to use in connection with the transactions contemplated by this Amended & Restated Commitment Letter, or to furnish to you, confidential information obtained or that may be obtained by it from any other person.

The Investment Banks may have economic interests that conflict with those of the Borrower, the Target, your or their equity holders and/or your or their affiliates.  You agree that each Investment Bank will act under this Amended & Restated Commitment Letter as an independent contractor and that nothing in this Amended & Restated Commitment Letter, the Fee Letter or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Investment Bank, on the one hand, and you, your equity holders or your affiliates, on the other hand.  You acknowledge and agree that the transactions contemplated by this Amended & Restated Commitment Letter and the Fee Letter (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between such Investment Bank, on the one hand, and you, on the other, and in connection therewith and with the process leading thereto, (i) no Investment Bank has assumed an advisory or fiduciary responsibility in favor of you, your equity holders or your affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Investment Bank has advised, is currently advising or will advise you, your equity holders or your affiliates on other matters) or any other obligation to you except the obligations expressly set forth in this Amended & Restated Commitment Letter and the Fee Letter and (ii) each Investment Bank is acting solely as a principal and not as an agent or fiduciary of the Borrower, your management, equity holders, affiliates, creditors or any other person.  The Borrower acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  The Borrower agrees that it will not claim that any Investment Bank has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to it, in connection with such transactions or the process leading thereto.  In addition, each Commitment Party may employ the services of its affiliates in providing services and/or performing its or their obligations hereunder and may exchange with such affiliates information concerning you, your affiliates, the Target and other companies that may be the subject of this arrangement, and such affiliates of such Commitment Party will be entitled to the benefits afforded to such Commitment Party hereunder.

In addition, please note that the Investment Banks do not provide accounting, tax or legal advice.

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9.                                      Miscellaneous.

The Commitment Parties’ commitments and agreements hereunder will terminate upon the first to occur of (i) the consummation of the Acquisition, (ii) the date of termination of the Acquisition Agreement and (iii) June 18, 2019, in each case, unless the closing of the Incremental Term Loan Facility, on the terms and subject to the conditions contained herein, has been consummated on or before such date.  You may terminate this Amended & Restated Commitment Letter and our commitments hereunder at any time without penalty or obligation, subject to the provisions of the immediately succeeding paragraph.

The provisions set forth under Sections 3, 4, 5, 7 (limited to the first paragraph thereof) and 8 hereof and this Section 9 (other than any provision therein that expressly terminates upon execution of the definitive Loan Documents) and the provisions of the Fee Letter will remain in full force and effect regardless of whether definitive Loan Documents are executed and delivered.  The provisions set forth in the Fee Letter and under Sections 5, 7 and 8 hereof and this Section 9 will remain in full force and effect notwithstanding the expiration or termination of this Amended & Restated Commitment Letter or the Commitment Parties’ commitments and agreements hereunder. Notwithstanding the previous two sentences, if definitive Loan Documents are executed and delivered, the provisions of Section 5, and the second paragraph of Section 7 shall be superseded to the extent covered by the corresponding provisions of the Loan Documents and shall no longer be of any further force or effect.

Each of the parties hereto agrees that this Amended & Restated Commitment Letter is a binding and enforceable agreement with respect to the subject matter contained herein, including an agreement to negotiate promptly in good faith the Loan Documents by the parties hereto in a manner consistent with this Amended & Restated Commitment Letter, it being acknowledged and agreed that the commitments provided hereunder are subject to the conditions precedent expressly described in Annex B.  Reasonably promptly after the execution of this Amended & Restated Commitment Letter, the parties hereto shall proceed with the negotiation of the Loan Documents for the purpose of executing and delivering the Loan Documents no later than the consummation of the Acquisition.

Each party hereto, for itself and its affiliates, agrees that any suit or proceeding arising in respect of this Amended & Restated Commitment Letter or the Commitment Parties’ commitments or agreements hereunder or under the Fee Letter will be tried exclusively in any Federal court of the United States of America sitting in the Borough of Manhattan or in any state court located in the City and County of New York, and each party hereto hereby submits to the exclusive jurisdiction of, and to venue in, such court.  Any right to trial by jury with respect to any action or proceeding arising in connection with or as a result of either the Commitment Parties’ commitments or agreements or any matter referred to in this Amended & Restated Commitment Letter or the Fee Letter is hereby waived by the parties hereto.  Each party hereto, for itself and its affiliates, agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.  Service of any process, summons, notice or document by registered mail or overnight courier addressed to any of the parties hereto at the addresses above shall be effective service of process against such party for any suit, action or proceeding brought in any such court.  This Amended & Restated Commitment Letter and the Fee Letter will be governed by and construed in accordance with the laws of the State of New York without regard to principles of conflicts of laws.

The Commitment Parties hereby notify the Borrower that pursuant to the requirements of the USA PATRIOT Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Patriot Act”) the Commitment Parties and each Lender may be required to obtain, verify and record information that identifies the Borrower and each of the Guarantors, which information includes the name and address of the Borrower and each of the Guarantors and other information that will allow the Commitment Parties

10

and each Lender to identify the Borrower and each of the Guarantors in accordance with the Patriot Act.  This notice is given in accordance with the requirements of the Patriot Act and is effective for the Commitment Parties and each Lender.

This Amended & Restated Commitment Letter may be executed in any number of counterparts, each of which when executed will be an original, and all of which, when taken together, will constitute one agreement.  Delivery of an executed counterpart of a signature page of this Amended & Restated Commitment Letter by facsimile transmission or electronic transmission (in pdf format) will be effective as delivery of a manually executed counterpart hereof.  This Amended & Restated Commitment Letter and the Fee Letter are the only agreements that have been entered into among the parties hereto with respect to the Incremental Term Loan Facility and set forth the entire understanding of the parties with respect thereto and supersede any prior written or oral agreements among the parties hereto with respect to the Incremental Term Loan Facility.

Please confirm that the foregoing is in accordance with your understanding by signing and returning to the Commitment Parties the enclosed copy of this Amended & Restated Commitment Letter, together, if not previously executed and delivered, with the Fee Letter before 11:59 p.m. New York City time on September 24, 2018, whereupon this Amended & Restated Commitment Letter and the Fee Letter will become binding agreements between you and the Commitment Parties.  If this Amended & Restated Commitment Letter and the Fee Letter have not been signed and returned as described in the preceding sentence by such date, this offer will terminate on such date.  We look forward to working with you on this transaction.

[Remainder of page intentionally left blank]

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Very truly yours,

ROYAL BANK OF CANADA

By:	/s/ James S. Wolfe
Name: James S. Wolfe
Title: Managing Director, Head of Global Leveraged Finance

Signature Page to Project Patriot A&R Commitment Letter

BARCLAYS BANK PLC

By:	/s/ Jeremy Hazan
Name: Jeremy Hazan
Title: Managing Director

Signature Page to Project Patriot A&R Commitment Letter

Accepted and agreed as of the date first written above:

VICTORY CAPITAL HOLDINGS, INC.

By:	/s/ Terrence Sullivan
Name: Terrence Sullivan
Title: Chief Financial Officer

Signature Page to Project Patriot A&R Commitment Letter

Annex A

Summary of the Incremental Term Loan Facility

This Summary outlines certain terms of the Incremental Term Loan Facility referred to in the Amended & Restated Commitment Letter, of which this Annex A is a part.  Certain capitalized terms used herein are defined in the Amended & Restated Commitment Letter.

Borrower:	Victory Capital Holdings, Inc., a Delaware corporation (the “Borrower”).

Guarantors:

Each of the Borrower’s existing and subsequently acquired or organized domestic subsidiaries party to a Loan Guaranty (as defined in the Existing Credit Agreement) (collectively, the “Guarantors”) will guarantee (the “Guarantee”) all obligations under the Incremental Term Loan Facility on an equal and ratable basis with all other Secured Obligations (as defined in the Existing Credit Agreement) (it being understood and agreed that the Target and its subsidiaries shall provide guaranties of the obligations under the Existing Credit Agreement on the terms provided (and to the extent required) by Section 5.11 of the Existing Credit Agreement and the definition of “Permitted Acquisition” in the Existing Credit Agreement).

Purpose/Use of Proceeds:

The proceeds of the Incremental Term Loan Facility will be used to fund, in part, the Acquisition and the payment of fees, commissions and expenses in connection with the Acquisition and the Incremental Term Loan Facility.

Joint Lead Arrangers and
Joint Bookrunners:	RBC Capital Markets, LLC (“RBCCM”) and Barclays Bank PLC (“Barclays”) (in their capacities as joint lead arrangers and bookrunners, the “Lead Arrangers”).

Administrative
Agent:	Royal Bank of Canada (in such capacity, the “Administrative Agent”).

Lenders:

Royal Bank and/or other financial institutions selected by the Lead Arrangers, with the consent of the Borrower (such consent not to be unreasonably withheld or delayed) (each, a “Lender” and, collectively, the “Lenders”), excluding Disqualified Institutions.

Amount of
Incremental Term
Loan Facility:

$265.0 million of senior secured incremental first lien term loans (the “Incremental Term Loans”) to be made available to the Borrower pursuant to Section 2.22 of the Existing Credit Agreement; provided, that the amount of Incremental Term Loans funded on the Closing Date shall not exceed the Incremental Cap (as defined in the Existing Credit Agreement). For the avoidance of doubt, for purposes of the

Annex A-1

foregoing, clause (c) of the definition of “Incremental Cap” shall be computed, pursuant to the terms of the Existing Credit Agreement, using the First Lien Leverage Ratio calculated on a Pro Forma Basis for the most recently ended Test Period as of the date hereof.

Availability:	The Incremental Term Loans shall be available in a single drawing on the Closing Date.

Maturity:	The final maturity of the Incremental Term Loan Facility shall be the same as the Initial Term Loan Maturity Date, February 12, 2025 (the “Maturity Date”).

Closing Date:	The date on which the borrowings under the Incremental Term Loan Facility are made and the Acquisition is consummated (the “Closing Date”).

Amortization:

The outstanding principal amount of the Incremental Term Loan Facility will be payable in equal quarterly amounts aggregating 1% per annum, with the remaining balance due on the Maturity Date, as may be adjusted in such a manner as is required to keep any loans under the Incremental Term Loan Facility fungible with the Initial Term Loans.

Interest Rate:	All amounts outstanding under the Incremental Term Loan Facility will bear interest, at the Borrower’s option, as follows:

(a) at the Alternate Base Rate plus 1.75% per annum; or

(b) at the LIBO Rate plus 2.75% per annum (the foregoing clauses (a) and (b), the “Applicable Rate”).

As used herein, the terms “Alternate Base Rate” and “LIBO Rate” are used as defined in the Existing Credit Agreement, and the basis for calculating accrued interest and the interest periods for loans bearing interest at LIBO Rate will be in accordance with the terms of the Existing Credit Agreement subject to a LIBO Rate “floor” of 0% for the Incremental Term Loan Facility.

Voluntary Prepayments:

Voluntary prepayments of the Incremental Term Loans may be made on the same terms provided for the Term Loans under and as defined in the Existing Credit Agreement, subject to the “Call Premium” set forth below.

Mandatory Prepayments:	Mandatory prepayments of Incremental Term Loans shall be required, and shall be applied, in the manner currently provided for the Term Loans under and as defined in the Existing Credit Agreement.

Call Premium:

In the event that, on or prior to the date that is six months following the Closing Date, (A) any loans under the Existing Term Loan Facility (“Initial Term Loans”) or Incremental Term Loans are refinanced in a Repricing Transaction, or (B) any amendment, waiver or other

Annex A-2

modification of or to the Existing Credit Agreement is effected that constitutes a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable lenders (in each case, including in connection with any mandatory assignment), (I) in the case of clause (A), a premium of 1.00% of the aggregate principal amount of the Initial Term Loans and/or Incremental Term Loans so refinanced and (II) in the case of clause (B), a fee equal to 1.00% of the aggregate principal amount of the Initial Term Loans and/or Incremental Term Loans that are the subject of such Repricing Transaction outstanding immediately prior to such Repricing Transaction.

“Repricing Transaction” shall have the meaning assigned to such term in the Existing Credit Agreement (including with respect to exclusions for Change of Control, Qualifying IPO and Transformative Acquisitions), with modifications to include the Incremental Term Loans as Initial Term Loans thereunder

Security:

The Incremental Term Loan Facility and the guarantees thereof as described above shall be required to be secured pursuant to the Collateral Documents (as defined in the Existing Credit Agreement) on a pari passu basis with all other Secured Obligations (as defined in the Existing Credit Agreement) under the Security Agreement (as defined in the Existing Credit Agreement) (it being understood that the Target and its subsidiaries shall pledge Collateral (as defined in the Existing Credit Agreement) to secure their guaranties of the obligations under the Existing Credit Agreement on the terms provided (and to the extent required) by Section 5.11 of the Existing Credit Agreement and the definition of “Permitted Acquisition” in the Existing Credit Agreement).

Representations and
Warranties:	Identical to those contained in the Existing Credit Agreement.

Covenants:	The definitive Facility Documents for the Incremental Term Loan Facility will contain affirmative and negative covenants identical to those contained in the Existing Credit Agreement.

Events of Default:	Identical to those contained in the Existing Credit Agreement.

Conditions Precedent to Initial
Borrowings:

The several obligations of the Lenders to make, or cause one of their respective affiliates to make, loans under the Incremental Term Loan Facility on the Closing Date will be subject only to the conditions precedent listed on Annex B attached to the Commitment Letter.

Assignments and Participations:

The Borrower may not assign its rights or obligations under the Incremental Term Loan Facility. Following the funding of the Incremental Term Loans on the Closing Date, any Lender may assign, and may sell participations in, its rights and obligations under the Incremental Term Loan Facility on the same basis as is currently

Annex A-3

provided for the Term Loans under and as defined in the Existing Credit Agreement.

Jurisdiction:

The Incremental Term Loan Facility will provide that the Borrower and the Guarantors will submit to the exclusive jurisdiction and venue of the federal and state courts of the State of New York (except to the extent the Administrative Agent or any Lender requires submission to any other jurisdiction in connection with the exercise of any rights under any security document or the enforcement of any judgment) and will waive any right to trial by jury. New York law will govern the Loan Documents, except with respect to certain security documents where applicable local law is necessary for enforceability or perfection.

EU Bail-In Provisions:	The Incremental Term Loan Facility will be subject to Section 9.23 of the Existing Credit Agreement in all respects.

Counsel to the Lead Arrangers:	Paul Hastings LLP.

Annex A-4

Annex B

Summary of Conditions Precedent to the Incremental Term Loan Facility

This Summary of Conditions Precedent outlines certain of the conditions precedent to the Incremental Term Loan Facility referred to in the Amended & Restated Commitment Letter, of which this Annex B is a part.  Certain capitalized terms used herein are defined in the Amended & Restated Commitment Letter.

1.                                      Acquisition.  The proceeds from borrowings made on the Closing Date pursuant to the Incremental Term Loan Facility, together with other available cash resources, will be sufficient to pay the cash consideration for the Acquisition and all related fees, commissions and expenses.  The Acquisition shall have been consummated pursuant to the Purchase Agreement, dated as of the Original Commitment Letter Date (including the exhibits, annexes and schedules thereto, the “Acquisition Agreement”), among the Borrower, Harvest Volatility Management, LLC, a Delaware limited liability company, the persons listed on Annex A thereto (collectively, the “Members” and each, individually, a “Member”) and Curtis F. Brockelman, Jr. and LPC Harvest, LP each solely in their joint capacity as Members’ Representative (as defined therein), without giving effect to any modifications, consents, amendments or waivers thereto that are materially adverse to the Lenders or the Lead Arrangers unless consented to by the Lead Arrangers (such consent not to be unreasonably withheld, conditioned or delayed); it being understood that (i) any change in the purchase price made in accordance with the provisions of the Acquisition Agreement (as in effect on the Original Commitment Letter Date) will not be deemed materially adverse to the Lenders or the Lead Arrangers, (ii) any decrease in the purchase price will not be deemed materially adverse to the Lenders or the Lead Arrangers so long as any such reduction is applied to reduce the commitments under the Incremental Term Loan Facility on a dollar for dollar basis and (iii) any substantive modification, consent, amendment or waiver of the definition of “Company Material Adverse Effect” shall be deemed materially adverse to the Lenders and the Lead Arrangers.

2.                                      Refinancing.  Concurrently with the consummation of the Acquisition, all pre-existing indebtedness of the Target and its subsidiaries shall have been repaid or repurchased in full, all commitments relating thereto shall have been terminated, and all liens or security interests related thereto shall have been terminated or released, in each case on terms reasonably satisfactory to the Lead Arrangers other than (x) any indebtedness of the Target or its subsidiaries and liens on assets of the Target or its subsidiaries, in each case, that are permitted to remain outstanding pursuant to the Acquisition Agreement, and (y) any other indebtedness and liens approved by the Lead Arrangers in their reasonable discretion (the “Refinancing”), and no new indebtedness shall be incurred on the Closing Date by the Borrower, the Target or their respective subsidiaries other than the Incremental Term Loan Facility.

3.                                      Financial Information.  The Lead Arrangers shall have received (i) the audited consolidated balance sheet of the Target and its subsidiaries as of, and the related consolidated statements of income, retained earnings and cash flows for (a) the years ended December 31, 2016 and December 31, 2017 (it being acknowledged that the Lead Arrangers have received the required financial statements of the Target and its subsidiaries required pursuant to this clause (i)(a)) and (b) each subsequent fiscal year ended at least 120 days prior to the Closing Date and (ii) the unaudited consolidated balance sheet of the Target and its subsidiaries as of, and the related unaudited statements of income, retained earnings and cash flows, respectively, for each fiscal quarter (other than the fourth fiscal quarter) ended after the date of the most recent audited financial statements described in clause (i)(a) and at least 45 days prior to the Closing Date (it being acknowledged that the Lead Arrangers have received the required financial statements of

Annex B-1

the Target and its subsidiaries required pursuant to this clause (ii) for the fiscal quarters ended March 31, 2018 and June 30, 2018).

4.                                      Pro Forma Financial Statements.  The Lead Arrangers shall have received a pro forma consolidated balance sheet, and related pro forma consolidated statement of operations, of the Borrower and its subsidiaries as of and for the twelve-month period ending on the last day of the most recently completed four-fiscal quarter period ended at least 45 days (or 90 days in case such four-fiscal quarter period is the end of the Borrower’s fiscal year) prior to the Closing Date, prepared in good faith after giving effect to the Transactions as if the Transactions had occurred as of such date (in the case of such balance sheet) or at the beginning of such period (in the case of the statement of operations); provided that no such pro forma financial statement shall be required to (x) include adjustments for purchase accounting (including adjustments of the type contemplated by the Financial Accounting Standards Board Accounting Standards Codification 805, Business Combinations (formerly SFAS 141R)) or (y) be prepared in compliance with Regulation S-X of the Securities Act.

5.                                      Material Adverse Effect.  Since the Original Commitment Letter Date, there shall have been no Company Material Adverse Effect (as defined in the Acquisition Agreement).

6.                                      Payment of Fees.  To the extent required to be paid on the Closing Date by the Amended & Restated Commitment Letter or the Fee Letter, all fees payable to the Commitment Parties, the Administrative Agent or the Lenders and all expenses (including legal fees and expenses) of the Lead Arrangers and the Administrative Agent in connection with the Transactions shall have been paid to the extent invoiced in reasonable detail at least two business days prior to the Closing Date.

7.                                      Minimum Marketing Period.  The Borrower shall provide the Lead Arrangers with a period of at least 15 consecutive business days following receipt of the financial information set forth in paragraphs 3 and 4 above (the “Marketing Period”); provided that (a) if the Marketing Period has not ended by December 14, 2018, it shall not begin before January 2, 2019 and (b) the Marketing Period will exclude November 23, 2018 as a business day.  If at any time the Borrower in good faith reasonably believes that it has delivered the financial information set forth in paragraphs 3 and 4 above, it shall deliver to the Lead Arrangers written notice to that effect, stating when it believes it completed such delivery and the date of commencement of the Marketing Period (which date of commencement shall not be earlier than the date of delivery of such notice) (such notice, the “Marketing Period Notice”).  The Marketing Period shall commence on the date specified in the Marketing Period Notice, unless the Lead Arrangers in good faith reasonably believe that the Borrower has not completed delivery of such information and, within two business days after its receipt of the Marketing Period Notice, the Lead Arrangers deliver a written notice to the Borrower to that effect (stating with specificity which information has not been delivered).

8.                                      Customary Closing Documents.  The Administrative Agent shall have received (in each case subject to the Limited Conditionality Provisions): (i) delivery of execution copies of the Facility Documents as executed by the parties thereto (it being understood that, in the case of the Target and its subsidiaries, the Facility Documents shall be executed thereby, delivered to the Administrative Agent in escrow and available for delivery concurrently with the consummation of the Acquisition) and including all documents and instruments required to create and perfect the Administrative Agents’ security interests in the Collateral and, if applicable, be in proper form for filing; (ii) customary legal opinions from counsel to the Loan Parties; (iii) customary corporate records and documents from public officials; (iv) customary lien searches for the Loan Parties;

Annex B-2

(v) customary officer’s certificates, including with respect to compliance with the requirements set forth in Section 2.22(a) of the Existing Credit Agreement; (vi) customary evidence of corporate authority with respect to officers executing the Facility Documents for the Loan Parties; (vii) a solvency certificate from the chief financial officer of the Borrower in substantially the form set forth in Exhibit M to the Existing Credit Agreement (with appropriate modifications to refer to the Incremental Term Loans and the Transactions), certifying that the Borrower and its subsidiaries are, on a consolidated basis, solvent; and (viii) a customary notice of borrowing.

9.                                      Certain Information. The Administrative Agent will have received at least three (3) business days prior to the Closing Date all documentation and other information about the Borrower, the Target and any subsidiaries of the Target that will become a Borrower or Guarantor under the Incremental Term Loan Facility required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Patriot Act, to the extent requested from the Borrower at least ten (10) business days prior to the Closing Date.

10.                               Representations and Warranties.  On the Closing Date, (i) the Specified Acquisition Agreement Representations shall be accurate in all material respects (without duplication of any materiality qualifier set forth therein) to the extent provided in the Limited Conditionality Provisions, and (ii) the Specified Representations shall be accurate in all material respects (without duplication of any materiality qualifier set forth therein).

11.                               No Event of Default. No Event of Default under Section 7.01(a), (f) or (g) of the Existing Credit Agreement shall have occurred and be continuing or would result therefrom.

Annex B-3